Exhibit 99

HILLENBRAND INDUSTRIES

Financial News Release

HILLENBRAND INDUSTRIES RAISES FOURTH QUARTER FULLY DILUTED EARNINGS

PER SHARE GUIDANCE FROM $1.03 TO $1.08 PER SHARE TO $1.08 TO $1.11 PER SHARE

Company Also Reschedules September 25, 2003 Analyst Day to November 13, 2003

BATESVILLE, IND., September 22, 2003 — Hillenbrand Industries Inc., (NYSE:HB), a leader in the health care and funeral services industries, today announced it is increasing earnings per share guidance for the fourth quarter and full year ended September 30, 2003 from previously announced levels. On September 8, 2003, the Company announced an agreement to acquire Advanced Respiratory, Inc. In addition, the Company is actively involved in certain other corporate development efforts that may be announced by November 13, 2003, thus it has rescheduled its September 25 Boston, Massachusetts Analyst Day to that date.

Hillenbrand Industries Vice President and Chief Financial Officer Scott K. Sorensen said, “We are increasing our fourth quarter diluted earnings per share guidance to $1.08 to $1.11 excluding the impact of special items, which is up 27.1 percent to 30.6 percent from the prior year period, and reaffirming our previously announced revenue guidance for the fourth quarter of $557 to $572 million. Our previous diluted earnings per share guidance was $1.03 to $1.08 excluding the impact of special items. For the full 2003 fiscal year, the Company is reaffirming its previously announced revenue guidance of $2,195 million to $2,210 million, excluding the impact of special items. It is increasing its earnings per share guidance to $3.95 to $3.98 from previous guidance of $3.90 to $3.95, up from $3.40 in 2002, excluding the impact of special items each year.”

(See reconciliations of the presented guidance amounts for 2003 to those expected to be reported under U.S. generally accepted accounting principles (GAAP) below).

Hillenbrand Industries President and Chief Executive Officer, Frederick W. Rockwood said, “We’ve decided to postpone our planned analyst day as events related to our continued corporate development efforts may be announced by our full year earnings release date of November 13, 2003. On that date, we anticipate having more visibility and more meaningful insight into what our results should be in fiscal 2004. In addition to the rescheduled event we’re happy to report to shareholders that fiscal 2003 financial performance should be better than we had anticipated so we are increasing our guidance at this time.”

Current year earnings per share include an estimated pension curtailment charge of approximately $3 million. All other fourth quarter special items have been excluded from earnings per share each year. Guidance for 2003 excludes a $16 million charge related to the recent completion of the Company’s debt tender and also excludes other charges that may occur in 2003 related to the Company’s continuing corporate development activities. In 2002, the primary exclusion from earnings per share is a litigation charge related to the settlement with Kinetic Concepts, Inc.

About Hillenbrand Industries Inc.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three businesses have headquarters in Batesville.

Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems and headwall systems.

Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Guidance Reconciliation:

Fiscal Q4 Earnings and Guidance Reconciliation

	Quarter Ended September 30,

		2003
	2002	Guidance

Diluted Earnings per Share -
U.S. GAAP	$(1.69)	$0.91 to $0.94
Special Items:
KCI litigation charge	2.54	N/A
Loss on bond tender	N/A	0.17
Other, net	—	N/A

Diluted Earnings per Share -
Excluding Special Items	$0.85	$1.08 to $1.11

Year over Year Improvement		27.1% to 30.6%

FULL FISCAL YEAR GUIDANCE RECONCILIATION

($ IN MILLIONS, EXCEPT PER SHARE DATA)

	FISCAL YEAR ENDED SEPTEMBER 30,

		2003
	2002
	DILUTED EPS	REVENUE	DILUTED EPS

In accordance with U.S. GAAP	$0.70	$2,134 to $2,149	$3.04 to $3.07
Special Items:
Forethought impairments for deterioration in credit markets	0.57
Forethought Q1 quarter-end impairment charge		61	0.64
Litigation charges, net	2.42
Special charges	0.16		0.10
Hill-Rom technology charge	0.06
Release of tax reserves	(0.51)
Loss on bond tender			0.17

Excluding Special Items	$3.40	$2,195 to $2,210	$3.95 to $3.98

Forward-Looking Statement:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “should be,” “involved in,” “anticipate,” “believe,” “expect,” “reaffirming”, and “may” but their absence does not mean that the statement is not forward-looking. Forward-looking statements include any guidance given for the current quarter and future quarters and statements about the Company’s corporate development activities. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, increased costs or unavailability of raw materials, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, the performance of the Company’s insurance investment portfolio, potential exposure to product liability or other claims, a lack of success in achieving expected efficiencies and cost reductions from announced restructuring and realignment activities, the failure of the Company to execute its acquisition strategy, or certain tax-related matters. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

Contacts:

Investor Relations: Wendy Wilson, Vice President, Investor Relations, (812) 934-7670; News Media, Christopher P. Feeney, Director, Public Affairs & Corporate Communications, (812) 934-8197; www.hillenbrand.com

###